                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12


                          CHURCH & DWIGHT CO., INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.


/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------


/X/  Fee paid previously with preliminary materials.


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                                                            LOGO
CHURCH & DWIGHT CO., INC.

469 North Harrison Street, Princeton, New Jersey 08543-5297

Notice of Annual Meeting of Stockholders to be held Thursday, May 9, 1996.

     The Annual Meeting of Stockholders of Church & Dwight Co., Inc. (the "Company") will be held at THE ASIA SOCIETY, 725 Park Avenue, New York, New York, on Thursday, May 9, 1996, at 11:00 a.m., to consider and take action on the following:

          1. Election of four persons to serve as Directors for a term of three years.

          2. Proposal to approve the Church & Dwight Co., Inc. Compensation Plan for Directors.

          3. Approval of the appointment of Deloitte & Touche as independent auditors of the Company's 1996 financial statements.

          4. To consider and act upon a stockholder proposal requesting that the Board of Directors take the steps necessary to provide for the election of Directors annually and not by class.


          5. To consider and act upon a stockholder proposal requesting that the Board of Directors commit to a program to diversify the members of the Board.


          6. Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.

     All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 11, 1996, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The transfer books will not be closed.

     A list of stockholders entitled to vote will be available for inspection by interested stockholders at the offices of Herrick, Feinstein, 2 Park Avenue, New York, New York 10016, commencing on May 1, 1996.

                                        MARK A. BILAWSKY
                                        Vice President, General Counsel
                                        and Secretary

Princeton, New Jersey
April 1, 1996

YOUR VOTE IS IMPORTANT. EVEN IF IT IS YOUR DESIRE TO ABSTAIN, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

                           CHURCH & DWIGHT CO., INC.
          469 North Harrison Street, Princeton, New Jersey 08543-5297

                                                                   April 1, 1996

                                Proxy Statement

PROXIES AND VOTING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Church & Dwight Co., Inc. (the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, May 9, 1996.


     The securities entitled to vote at the meeting consist of the Company's Common Stock. Each stockholder of record at the close of business on March 11, 1996, is entitled to vote in accordance with the amendment to the Company's Restated Certificate of Incorporation which was adopted by the stockholders and became effective on February 19, 1986. At the Annual Meeting each share of stock beneficially owned by the same person for a period of 48 consecutive months preceding March 11, 1996, will be entitled to four votes per share. All other shares will be entitled to one vote per share. The discussion on page 30 of this Proxy Statement outlines the procedures for determining when changes in beneficial ownership are deemed to occur. The number of shares outstanding at the close of business on March 11, 1996, was 19,527,723.


     At the Annual Meeting of Stockholders held on May 11, 1995, as reported in the Certificate of Inspectors of Elections, the number of shares of Company Common Stock entitled to vote at such meeting was 19,539,095 bearing 45,612,311 votes. Of such shares 8,691,072 were entitled to four votes per share and 10,848,023 were entitled to one vote per share.


     Any stockholder giving a proxy has the power to revoke that proxy at any time before it is voted. Any proxy which is not revoked will be voted at the meeting and all proxies will be voted, if no contrary instruction is indicated on the proxy, FOR the election of the nominees described herein, FOR approval of the Church & Dwight Co., Inc. Compensation Plan for Directors, FOR approval of the appointment of Deloitte & Touche as independent auditors, AGAINST the stockholder proposed resolution relating to the election of Directors annually and not by class, and AGAINST the stockholder proposed resolution requesting a program to diversify the members of the Board of Directors.


     The presence, in person or by proxy, of the holders of such number of shares of Company Common Stock as are entitled to cast a majority of the votes, at the meeting, constitutes a quorum. Proxies submitted with the votes withheld for the election of Directors or abstentions with regard to proposals 2, 3, 4 and 5 and broker non-votes are included in determining whether or not a quorum is present. Votes will be tabulated by the Company's transfer agent. Directors are elected by a plurality of the votes cast at the meeting. "Plurality" means that the nominees who receive the largest number of votes cast are elected as Directors up to the maximum number of Directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of Directors except to the extent the failure to vote for a nominee results in another nominee receiving a larger number of votes. The approval of proposals 2, 3, 4 and 5 requires the affirmative vote of such number of shares as are entitled to cast a majority of the votes present in person or by proxy at the meeting. Abstentions are counted as non-affirmative votes on proposals 2, 3, 4 and 5, whereas broker non-votes are not counted in tabulating the votes thereon.


     Solicitation of proxies is being made by management on behalf of the Board of Directors through the mail, in person, and by telephone through its employees who will not be additionally compensated. The cost thereof will be borne by the Company. The Company has retained D. F. King & Co., Inc., to aid in the solicitation of proxies for a fee estimated not to exceed $5,000 plus out-of-pocket expenses. The Company will also reimburse brokerage houses and others for forwarding proxy material to beneficial owners.


ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes with the Directors in each class serving for a term of three years. At the 1996 Annual Meeting of Stockholders, four Directors will be elected to serve until the 1999 Annual Meeting. Such Directors will serve until their successors are elected and qualified. All nominees are members of the present Board.

     It is not anticipated that any of the nominees will become unavailable for any reason, but if that should occur before the Annual Meeting, the persons named in the form of proxy reserve the right to substitute another of their choice as nominee in his/her place or to vote for such lesser number of Directors as may be prescribed by the Board of Directors in accordance with the Company's Restated Certificate of Incorporation and By-Laws.

     Information concerning the nominees and the continuing members of the Board of Directors is set out below:

                      STANDING FOR ELECTION -- MAY 9, 1996

TERM EXPIRES IN 1996

                   CYRIL C. BALDWIN, JR.
PHOTO              Mr. Baldwin, 68, is Chairman of the Board of Cambrex Corporation, a
                       specialty chemicals company. He became a Director of the Company in 1983.
                       He currently serves as a Director of Congoleum, Inc. He is a member of the Executive and Compensation & Organization Committees and the
                       Committee on Directors of the Board.

                   WILLIAM R. BECKLEAN
PHOTO              Mr. Becklean, 59, is Senior Vice President of Tucker Anthony, Inc., a
                       full-service regional brokerage and investment banking firm. He previously served as Vice President of Kidder, Peabody & Co., Inc. He became a
                       Director of the Company in 1980. Mr. Becklean is a member of the Audit and Finance Committees of the Board.

                   ROSLNA B. DIXON, M.D.
PHOTO              Dr. Dixon, 53, has been a consultant to the pharmaceutical industry since
                       1986. She became a Director of the Company in 1979, currently serves as
                       Chairman of the Compensation & Organization Committee of the Board and
                       is a member of the Committee on Directors and the Executive Committee
                       of the Board.

                   DEAN P. PHYPERS
PHOTO              Mr. Phypers, 67, retired in 1987 as Senior Vice President and Director of
                       International Business Machines Corporation, a leading manufacturer of information systems. He currently serves as a Director of American
                       International Group, Bethlehem Steel Corporation and Cambrex
                       Corporation. He has been a Director of the Company since 1974. He serves as Chairman of the Finance Committee and the Committee on
                       Directors, and is a member of the Executive Committee of the Board.

                              CONTINUING DIRECTORS

TERM EXPIRES IN 1997


                   ROBERT A. DAVIES, III
PHOTO              Mr. Davies, 60, was elected President of the Arm & Hammer Division on
                       January 26, 1995. On October 1, 1995 he was elected President and Chief
                       Executive Officer of the Company and became a member of the Board of
                       Directors. From 1985 to 1990 he served as President & Chief Executive
                       Officer and a member of the Board of Directors of California Home
                       Brands, Inc. He currently serves as a member of the Board of DSLT,
                       Inc., previously Diamond Crystal Salt, Inc. He is a member of the
                       Executive Committee of the Board.

                   JOHN D. LEGGETT, III, PH.D.
PHOTO              Mr. Leggett, 54, is President of Sensor Instruments Co., Inc., a company formed by him in 1985, which is involved in the design, manufacture and marketing of environmental sensing instrumentation. He has been a
                       Director of the Company since 1979 and currently is a member of the
                       Executive, Audit and Compensation & Organization Committees of the
                       Board.

                   ROBERT A. MCCABE
PHOTO              Mr. McCabe, 61, is President of Pilot Capital Corporation, whose business is providing equity financing for private companies. He is a member of the
                       Board of Directors of Borg-Warner Security Corporation,
                       Morrison-Knudsen Corporation, Thermo Electron Corporation, and Thermo
                       Instrument Systems. Mr. McCabe is a Trustee of the American School of
                       Classical Studies at Athens, the Thera Foundation, Athens College, and
                       the French Library in Boston. Mr. McCabe has been a Director of the
                       Company since 1987. He is a member of the Finance Committee of the
                       Board.

                   JARVIS J. SLADE
PHOTO              Mr. Slade, 70, is a partner in Hampton Capital Company, a merchant banking firm. Mr. Slade is Chairman of the Board of MCRB Service Bureau Corp., and
                       a member of the Board of Directors of PrimeEnergy Corporation and
                       Lexington Management Group. Mr. Slade has been a Director of the
                       Company since 1970. He currently serves as Chairman of the Audit
                       Committee and is a member of the Executive and Finance Committees of the Board.

TERM EXPIRES IN 1998

                   ROBERT H. BEEBY
PHOTO              Mr. Beeby, 64, retired in 1991 as President and Chief Executive Officer of
                       Frito-Lay, Inc., the nation's largest manufacturer of snack food. Prior to that, he served as President and Chief Executive Officer of Pepsi-Cola
                       International. He currently serves as Chairman of the Board of Service
                       America Corporation, and is a member of the Board of Directors of the
                       Columbia Gas System, Inc. and Applied Extrusion Technologies, Inc. He
                       became a member of the Board in 1992. He is a member of the
                       Compensation & Organization Committee of the Board.

                   J. RICHARD LEAMAN, JR.
PHOTO              Mr. Leaman, 61, retired in May 1995 as President, Chief Executive Officer of S. D. Warren Company, a producer of coated printing and publishing papers. He retired as Vice Chairman of Scott Paper Company on January
                       1, 1995, a position he held since April 1991. Mr. Leaman is on the
                       Board of Directors of Pep Boys and S. D. Warren Company. He also serves as Vice Chairman of the Executive Committee and on the Board of
                       Trustees of Widener University. In addition he is a member of The
                       Conference Board's Council on Global Business Management and a member of the Dartmouth Alumni Council. Mr. Leaman has been a Director of the
                       Company since 1985. He is a member of the Audit Committee of the Board.

                   DWIGHT C. MINTON
PHOTO              Mr. Minton, 61, is Chairman of the Board of the Company. On October 1, 1995
                       he retired as Chief Executive Officer, a position he held since 1968, and
                       President. He currently serves as Vice President and Director of the
                       Greater Yellowstone Coalition, and is a Director of Crane Co., Medusa
                       Corporation and First Brands Corporation. He has been a Director of the
                       Company since 1965 and serves as Chairman of the Directors' Stock
                       Option Plan, Executive and Loan Committees of the Board.

                   JOHN O. WHITNEY
PHOTO              Mr. Whitney, 67, is a Professor and Executive Director, the Deming Center
                       for Quality Management at Columbia Business School. He currently serves as a member of the Board of Directors of the Turner Corporation and
                       Atchison Castings, Inc. He also serves as Advisory Director of
                       Newsbank. He became a member of the Board in October 1992. He is a member of the Compensation & Organization Committee of the Board.


     Unless otherwise stated, each Director has served in the principal business indicated above for the past five or more years.

THE BOARD OF DIRECTORS

     During 1995 there were twelve meetings of the Board of Directors. All Directors attended at least seventy-five percent of the total number of meetings held.

     The Company has an Audit Committee and a Compensation & Organization Committee, but does not have a Nominating Committee. The typical duties of a Nominating Committee, the screening and selection of candidates to fill vacancies on the Board of Directors, are the responsibility of the Committee on Directors.

     AUDIT COMMITTEE. The Audit Committee met three times during 1995. The Committee's functions include recommending to the Board of Directors the engaging and discharging of the independent auditors, reviewing the independence of the auditors, considering the range of audit and non-audit services and fees, and reviewing the adequacy of the Company's system of internal accounting controls.


     COMPENSATION & ORGANIZATION COMMITTEE. The Compensation & Organization Committee met six times during 1995. All members of the Committee are non-employee Directors and are ineligible to participate in any plans or programs which are administered by the Committee. The functions performed by the Committee include: the evaluation of the performance of the Company's Executive Officers; consideration of the design and competitiveness of the Company's compensation plans; review and approval of Executive Officer compensation; and administration of the Company's compensation plans.



     COMMITTEE ON DIRECTORS. The Committee on Directors was established in November 1994. The members of the Committee met three times during 1995. The functions of the Committee include, among other things, the selection, evaluation and consideration of candidates for nomination to the Board; and the monitoring and evaluation of overall Board performance.


EXECUTIVE OFFICERS OF THE COMPANY

     Listed below are the names, ages and positions held with the Company (as of March 11, 1996) by each Executive Officer.


             NAME                 AGE                            POSITION
------------------------------  --------   ----------------------------------------------------
Robert A. Davies, III.........     60(1)   Chief Executive Officer and President
Raymond L. Bendure............     52(1)   Vice President Research and Development
Mark A. Bilawsky..............     48(1)   Vice President, General Counsel and Secretary
Mark G. Conish................     43(1)   Vice President Manufacturing and Distribution
Zvi Eiref.....................     57(1)   Vice President Finance and Chief Financial Officer
Michael J. Kenny..............     50(1)   Vice President, President Specialty Products
                                           Division
Dennis M. Moore...............     45(1)   Vice President Administration
Leo T. Belill.................     55(2)   Vice President Specialty Products Division
James P. Crilly...............     53(2)   Vice President Sales Arm & Hammer Division
Alfred H. Falter..............     46(2)   Vice President Corporate Purchasing
W. Patrick Fiedler............     47(2)   Vice President Marketing
Gary P. Halker................     45(2)   Vice President, Controller and Chief Information
                                           Officer
Larry B. Koslow...............     44(2)   Vice President Marketing Personal Care
Ronald D. Munson..............     53(2)   Vice President International Operations
Joyce F. Srednicki............     51(2)   Vice President Marketing Household Products


---------------
(1) Executive Officers serving for such term as the Board of Directors shall determine.

(2) Executive Officers serving for such term as determined by and at the discretion of the Chief Executive Officer.

     Mr. Davies was elected President and Chief Executive Officer on October 1, 1995. Since January 26, 1995 he had served as President of the Arm & Hammer Division. From 1985 to 1990 he served as

President & Chief Executive Officer and a member of the Board of Directors of California Home Brands, Inc. He is a member of the Board of DSLT, Inc., previously Diamond Crystal Salt, Inc.


     Mr. Bendure joined the Company on November 1, 1995 as Vice President Research and Development. From 1988 to 1993 Mr. Bendure was employed by Colgate Palmolive Co. as World Wide Director, Corporate Technology. From 1993 to 1995 Mr. Bendure was Senior Vice President, Optical Research & Development for Allergan.


     Mr. Bilawsky joined the Company in 1976 and in 1979 he became Associate General Counsel and Tax Counsel. In 1989 he was elected Vice President, General Counsel and Secretary of the Company.

     Mr. Conish was appointed Vice President Manufacturing and Engineering on April 19, 1993 and on November 1, 1994 he became Vice President Manufacturing and Distribution. For the previous nineteen years he served in various management positions, the most recent being Senior Director, Manufacturing/Engineering.


     Mr. Eiref rejoined the Company on November 1, 1995 as Vice President Finance and Chief Financial Officer, a position he held with the Company from 1979 to 1988. From 1988 to 1995 Mr. Eiref was employed by Chanel, Inc. as Senior Vice President Finance.


     Mr. Kenny joined the Company in February 1991 as Vice President, President Specialty Products Division. For more than 20 years prior to joining the Company, he was employed by NL Industries, Inc. His most recent positions were:
President and Chief Operating Officer, RHEOX Inc., a wholly-owned subsidiary of NL Industries; President North American Operations, NL Chemicals, Inc.; and Director of Sales and Marketing, North American Operations, NL Chemicals.

     Mr. Moore became Vice President Administration of the Company in May 1989. He joined the Company in 1980 and in 1984 was elected Vice President Human Resources.

     Mr. Belill was appointed Vice President and General Manager Basic Products Group in August 1989. In April 1991, Mr. Belill became Vice President Specialty Products Division. Since joining the Company in 1986 he has held various General Manager and Vice President positions within the Specialty Products Division.


     Mr. Crilly joined the Company on February 2, 1995 as Vice President Sales Arm & Hammer Division. From 1989 to 1990, Mr. Crilly was retained by California Home Brands as Vice President Sales and Marketing. From 1990 to 1994 he was a partner in California Calamari & Gold Coast Fisheries, Inc.



     Mr. Falter joined the Company in 1979 as Plant Controller and served in various managerial positions until March 1988 when he became Director, Corporate Purchasing. On December 16, 1995 Mr. Falter was appointed Vice President Corporate Purchasing.


     Mr. Fiedler was appointed Vice President Marketing on October 16, 1995. In 1994 Mr. Fiedler was appointed President of Armand Products Company, a partnership in which the Company owns a fifty percent interest, after having previously served as Vice President/General Manager. Prior to that Mr. Fiedler was employed by Occidental Chemical Corporation in various sales managerial positions.

     Mr. Halker joined the Company in 1977 and in 1984 was appointed Controller of the Company. On March 8, 1993, Mr. Halker became Chief Information Officer and on August 30, 1994 he became Vice President and Chief Information Officer. On August 11, 1995 he became Vice President, Controller and Chief Information Officer.


     Mr. Koslow joined the Company on November 20, 1995 as Vice President Marketing Personal Care. For the five years previous Mr. Koslow was employed by Sterling Winthrop Inc. as Vice President Marketing - Sterling Health Canada and Category Director, Analgesics - Sterling Health USA.


     Mr. Munson joined the Company in 1983 as Director of Marketing, Chemicals Division and has served in various managerial positions in sales and marketing prior to being appointed Vice President and General Manager Performance Products Group in July 1989. In July 1991 he became Vice President International Operations.


     Ms. Srednicki was appointed Vice President Marketing Household Products on October 1, 1995 and has served in various positions in sales and marketing since 1975. The most recent being Director Marketing Laundry Products, Director Sales Planning & Development and Director Trade Marketing.


SECURITY OWNERSHIP

     The following persons were known to the Company to be beneficial owners as of January 1, 1996, of more than five percent of the Company's Common Stock. The table is based on reports filed by such persons with the Securities and Exchange Commission and on other information available to the Company.


                                                      AMOUNT AND NATURE OF
                                                      BENEFICIAL OWNERSHIP
                   NAME AND ADDRESS                  -----------------------       PERCENT
                  OF BENEFICIAL OWNER                 SHARES         VOTES       OF CLASS(1)
    -----------------------------------------------  ---------     ---------     -----------
    Chemical Banking Corporation...................  1,575,350(2)  1,575,350         8.07
      270 Park Avenue
      New York, New York 10017
    Gabelli Funds, Inc.............................  1,849,700(3)  1,849,700         9.47
      One Corporate Center
      Rye, New York 10580-1434

     Information, as supplied to the Company by Executive Officers and Directors, with respect to the beneficial ownership of Company Common Stock by each Director, each Executive Officer named below, and by all Executive Officers and Directors as a group, as of March 11, 1996, is set forth in the table below. Unless otherwise noted in the footnotes following the table, each individual had sole voting and investment power over the shares of Company Common Stock shown as beneficially owned.


                                           AMOUNT AND NATURE OF          STOCK
                                           BENEFICIAL OWNERSHIP       OPTION PLAN
                                         -------------------------   FOR DIRECTORS     PERCENT
                   NAME                   SHARES           VOTES      (SHARES)(4)    OF CLASS(1)
    -----------------------------------  ---------       ---------   -------------   -----------
    Cyril C. Baldwin, Jr. .............     11,340(4)       42,360        5,000            --
    William R. Becklean................      9,642(4)       32,598        5,000            --
    Robert H. Beeby....................      7,000(4)       19,000        4,000            --
    Robert A. Davies, III..............     23,842(5)       25,249           --            --
    Rosina B. Dixon, M.D. .............     28,538(4)(6)   111,008        5,000            --
    J. Richard Leaman, Jr. ............      8,840(4)       32,360        5,000            --
    John D. Leggett, III, Ph.D. .......      8,840(4)       32,360        5,000            --
    Robert A. McCabe...................     12,140(4)       45,560        5,000            --
    Dwight C. Minton...................    628,392(7)    2,417,700           --          3.19
    Dean P. Phypers....................     12,240(4)       45,960        5,000            --
    Jarvis J. Slade....................     13,792(4)       52,168        5,000            --
    John O. Whitney....................      7,000(4)        7,000        4,000            --
    Mark A. Bilawsky...................     51,587(8)      168,197           --            --
    James P. Crilly....................     10,461(9)       11,844           --            --
    Michael J. Kenny...................     39,143(10)     108,272           --            --
    Dennis M. Moore....................     25,949(11)      62,696           --            --
    All Executive Officers and
      Directors
      as a group.......................  1,134,841(4)(12) 4,108,999      48,000          5.69


---------------
 (1) Based solely on the number of outstanding shares; does not take into account disparities from pro rata voting rights which may arise due to the fact that some shares are entitled to four votes per share and some shares are entitled to one vote per share. Percentage is shown only if greater than one percent of the class.

 (2) Chemical Banking Corporation reported sole voting power over 656,448 shares, and sole investment over 493,498 shares, shared voting power over 134,402 shares and shared investment power over 1,081,852 shares.

 (3) Pursuant to Schedule 13D (Amendment No. 4), dated January 2, 1996, filed with the Securities and Exchange Commission on behalf of Mr. Gabelli and certain affiliates, Gabelli Funds, Inc. and GAMCO Investors, Inc. In such
     Schedule 13D, Mr. Gabelli reported no investment or voting power over such shares; Gabelli Funds, Inc. reported sole investment and voting power over 348,000 shares and GAMCO Investors, Inc. reported sole investment power over 255,700 shares and sole voting power over 1,501,700 shares.


 (4) Includes all shares of Company Common Stock which each Director has rights to purchase, or will have such rights within sixty (60) days from March 11, 1996, under the Stock Option Plan for Directors (see discussion on page
     11).

 (5) Includes Mr. Davies' interest in 1,173 shares under the Company's Employee Stock Purchase Plan and 469 shares under the Company's Investment Savings and Profit Sharing Plans (which shares may be voted by participants).

 (6) Includes 4,500 shares held by a trust of which Dr. Dixon, a Director and stockholder of the Company and Kirby Dwight, a stockholder, serve as co-trustees. Dr. Dixon holds shared voting power over such shares. Includes 1,048 shares owned by Dr. Dixon's children, as to which shares she disclaims any beneficial interest.

 (7) Includes 62,070 shares owned by Mr. Minton as trustee or custodian. Includes 82,348 shares owned by Mr. Minton's wife and 81,140 shares owned by his daughters, as to which shares he disclaims any beneficial interest. Includes Mr. Minton's interest in 10,026 shares under the Company's Employee Stock Purchase Plan and 190,232 shares which Mr. Minton has rights to purchase under the 1983 Stock Option Plan. Includes Mr. Minton's interest in 60,840 shares under the Company's Investment Savings and Profit Sharing Plans (which shares may be voted by participants).

 (8) Includes Mr. Bilawsky's interest in 2,860 shares under the Company's Investment Savings and Profit Sharing Plans (which shares may be voted by participants) and 24,300 shares which Mr. Bilawsky has rights to purchase under the 1983 Stock Option Plan.

 (9) Includes Mr. Crilly's interest in 407 shares under the Company's Investment Savings and Profit Sharing Plans (which shares may be voted by participants).

(10) Includes Mr. Kenny's interest in 1,892 shares under the Company's Investment Savings and Profit Sharing Plans (which shares may be voted by participants) and 30,300 shares which Mr. Kenny has rights to purchase under the 1983 Stock Option Plan.

(11) Includes 800 shares owned by Mr. Moore's children, as to which shares he disclaims any beneficial interest. Includes Mr. Moore's interest in 1,249 shares under the Company's Investment Savings and Profit Sharing Plans (which shares may be voted by participants) and 18,900 shares which Mr. Moore has rights to purchase under the 1983 Stock Option Plan.

(12) Includes interest of Executive Officers in 97,438 shares under the Company's Investment Savings and Profit Sharing Plans (which shares may be voted by participants). Includes interest of Executive Officers in 21,465 shares under the Company's Employee Stock Purchase Plan and 375,632 shares which Executive Officers and Directors have rights to purchase under the 1983 Stock Option Plan and the Stock Option Plan for Directors, respectively.

COMPENSATION OF DIRECTORS


     Directors, who are not employees of the Company, were paid an annual retainer of $16,000 in 1995. In addition, non-employee Directors were paid $1,000 for each Board meeting attended. Each non-employee Director who was Chairman of either the Audit, Compensation & Organization, or Finance Committees or the Committee on Directors, was paid $1,600 for each committee meeting attended and all other non-employee Directors were paid $800 for each committee meeting attended. Non-employee Directors receive no other compensation from the Company and do not participate in any of the Company's compensation plans except for the Stock Option Plan for Directors described below. The compensation of each non-employee Director for 1995 did not exceed $44,000.

     Compensation earned by each Director may be deferred, at the discretion of such Director, pursuant to the Deferred Compensation Plan for Directors until such time as the Director ceases to be a Director for any reason. Compensation deferred in this manner shall be recorded in a ledger account and shall be deemed to be invested in Company Common Stock for purposes of determining earnings and losses in such ledger account. Actual shares of Company Common Stock will not be held in such account and as such, each participating Director shall have no voting or investment rights for such "shares". Dr. Dixon, Mr. Slade and Mr. Whitney have each elected to defer compensation as described herein and as of December 31, 1995, the following are the number of "shares" represented by amounts held in their ledger accounts: Dr. Dixon 8,883 shares, Mr. Slade 8,332 shares and Mr. Whitney 3,235 shares.



     Mr. Dwight C. Minton, Chairman of the Board, retired as Chief Executive Officer and President of the Company on October 1, 1995. Effective on such date the Company retained the services of Mr. Minton as a consultant at a rate of $250,000 per annum. The term of such consulting arrangement shall continue until December 31, 1996. In addition, the Company has agreed to continue Mr. Minton's medical benefits and provide office space and administrative support during the term of the consulting agreement. The Company has further agreed that outstanding stock options granted to Mr. Minton shall not expire upon his termination of employment with the Company. Mr. Minton's right to exercise such stock options shall continue for the ten-year period commencing on the grant dates. Mr. Minton shall receive no other fees relating to his service as Chairman and shall not be eligible to participate in the Compensation Plan for Directors, which is a proposal to be voted on by stockholders at this meeting.



     STOCK OPTION PLAN FOR DIRECTORS The Board of Directors of the Company adopted, on February 27, 1991, the Stock Option Plan for Directors (the "Plan"), which was approved by the stockholders at the May 9, 1991 Annual Meeting and became effective January 1, 1991. Stock Options are granted to all non-employee Directors of the Company (the "Participant").



     The Plan authorizes the granting of options to purchase shares of Company Common Stock (the "Stock") at the fair market value on the date of grant. The maximum term during which these options may be exercised is ten years, subject to a three-year vesting period. The options shall be exercised only by the Participant during his/her lifetime and only transferred by will or the laws of descent and distribution.


     Participants shall be granted an option to purchase 1,000 shares of Stock each year on the date on which the Company holds its Annual Meeting during the term of the Plan, except that a Participant's initial option grant shall be 3,000 shares of Stock.

     The total number of shares that may be issued pursuant to options under the Plan cannot exceed 500,000 shares of Stock (adjusted for stock splits, stock dividends and the like).

COMPENSATION OF EXECUTIVE OFFICERS



     The following table sets forth information concerning annual compensation paid or accrued by the Company during the fiscal years ended December 31, 1993, 1994 and 1995 to, or for, the Chief Executive Officer, Mr. Minton (who retired as Chief Executive Officer of the Company on October 1, 1995), each of the next four highest paid Executive Officers of the Company, whose total annual salary and bonus exceeded $100,000 as of December 31, 1995, and Mr. Deasey (whose employment with the Company terminated on October 3, 1995).


SUMMARY COMPENSATION TABLE


                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                                                             --------------------
                                           ANNUAL COMPENSATION
                                  -------------------------------------       AWARDS
                                                           OTHER ANNUAL      --------      LTIP        ALL OTHER
   NAME AND PRINCIPAL                                      COMPENSATION      OPTIONS     --------     COMPENSATION
        POSITION          YEAR     SALARY     BONUS(1)        (2)(3)         (SHARES)    PAY-OUTS      (4)(5)(6)
------------------------- ----    --------    ---------    ------------      --------    --------     ------------
DWIGHT C. MINTON          1995    $327,506    $ 150,000     $  152,955(7)          --          --       $ 46,754
Chairman of the Board     1994     441,786          -0-        116,155(7)     116,300          --         36,931
                          1993     417,000      125,000         91,646(7)      23,400          --         91,955
ROBERT A. DAVIES, III     1995     292,426      182,900         27,815         40,000          --         20,471
Chief Executive Officer   1994          --           --             --             --          --             --
and President             1993          --           --             --             --          --             --
MARK A. BILAWSKY          1995     162,249       96,800        232,966(8)          --          --         13,880
Vice President, General   1994     155,421          -0-         42,433         23,700          --          6,854
Counsel and Secretary     1993     139,846       46,900         23,022          4,800    $ 68,385(9)      20,527
JAMES P. CRILLY           1995     156,118       59,600          3,025         10,000          --          5,778
Vice President Sales      1994          --           --             --             --          --             --
Arm & Hammer Division     1993          --           --             --             --          --             --
MICHAEL J. KENNY          1995     223,507      125,400        229,279(8)          --          --         18,599
Vice President,           1994     220,035          -0-         46,379         40,200          --         12,199
President Specialty       1993     206,154       58,800         25,304          9,000          --         32,059
Products Division
DENNIS M. MOORE           1995     187,688       95,300        253,836(8)          --          --         22,711
Vice President            1994     184,441          -0-         51,643         30,000          --         12,111
Administration            1993     172,385       57,800         24,630         16,500          --         32,355
ANTHONY P. DEASEY         1995     155,887       63,000        213,136(8)          --          --        238,558(10)
Vice President            1994     205,143          -0-         43,108         35,400          --          9,943
Finance and Chief         1993     193,385      112,250(11)      25,814         7,300      94,565(9)      32,417
Financial Officer


---------------

 (1) Represents incentive compensation payments under the Company's Annual Incentive Compensation Plan as discussed on page 18.



 (2) Includes premiums paid for long-term disability insurance, liability insurance and medical reimbursement plans. Total premiums paid on behalf of named individuals were as follows for 1995, 1994 and 1993, respectively:
     D.C. Minton $20,586, $16,722, $17,156; R.A. Davies, III $27,815,  -- ,
      -- ; M.A. Bilawsky $14,648, $10,046, $12,017; J.P. Crilly $3,025,  -- ,
      -- ; M.J. Kenny $15,760, $11,666, $12,024; D.M. Moore $14,684, $10,767,
     $11,175; A.P. Deasey $14,497, $10,720, $11,140.

 (3) Includes interest paid by the Company in accordance with the Executive Stock Purchase Plan as discussed on page 20. Total interest paid on behalf of named individuals was as follows for 1995, 1994 and 1993, respectively:
     D.C. Minton $44,978, $32,387, $11,005; M.J. Kenny $44,978, $32,387,
     $11,005; M.A. Bilawsky $44,978, $32,387, $11,005; D.M. Moore $44,978,
     $32,387, $11,005; A.P. Deasey $36,747, $32,387, $11,274.



 (4) Includes Company contributions, vested and unvested, under the Company's Investment Savings Plan and Profit Sharing Plan. Total contributions on behalf of named individuals were as follows for 1995, 1994 and 1993, respectively: D.C. Minton $7,500, $4,500, $16,478; R.A. Davies, III $4,500,
      -- ,  -- ; M.A. Bilawsky $8,844, $3,204, $18,306; J.P. Crilly $3,906,
      -- ,  -- ; M.J. Kenny $7,994, $4,500, $18,397; D.M. Moore $13,456, $4,500,
     $20,292; A.P. Deasey $8,084, $4,500, $19,052.



 (5) Includes compensation deferred pursuant to a deferred compensation agreement with the Company, providing certain plan contributions above Internal Revenue Code limits. Such amounts are not deferred at the request of the individual or the Company. Total compensation deferred on behalf of named individuals was as follows for 1995, 1994 and 1993, respectively:
     D.C. Minton $20,864, $12,772, $57,392; R.A. Davies, III $4,200, $ -- ,
     $ -- ; M.A. Bilawsky $1,938, $134, $0; J.P. Crilly $394,  -- ,  -- ; M.J.
     Kenny $5,269, $2,101, $8,631; D.M. Moore $3,846, $1,033, $6,335; A.P.
     Deasey $4,894, $1,654, $9,333.



 (6) Includes premiums paid for life insurance plans. Total premiums paid on behalf of named individuals were as follows for 1995, 1994 and 1993, respectively: D.C. Minton $18,390, $19,659, $18,085; R.A. Davies, III $11,771, -- , -- ; M.A. Bilawsky $3,098, $3,516, $2,221; J.P. Crilly
     $1,478,  -- ,  -- ; M.J. Kenny $5,336, $5,598, $5,031; D.M. Moore $5,409,
     $6,578, $5,728; A.P. Deasey $3,313, $3,789, $4,032.


 (7) Includes administrative services provided to Mr. Minton for personal use for 1995, 1994 and 1993, respectively: $57,381, $54,855 and $51,168.


 (8) Includes debt forgiveness and income tax indemnity in connection with the termination of the Executive Stock Purchase Plan as discussed on page 21. Total amount paid on behalf of named individuals in 1995 was as follows:
     M.A. Bilawsky $165,409; M.J. Kenny $165,409; D.M. Moore $165,409; A.P.
     Deasey $153,417.



 (9) Under the terms of the Long-Term Performance Plan, Mr. Deasey received $31,525 in cash and 1,970 shares of Company Common Stock with a fair market value of $32.00 per share as of the date of the pay-out in 1993 and Mr. Bilawsky received $22,795 in cash and 1,424 shares of Company Common Stock with a fair market value of $32.00 per share as of the date of the pay-out in 1993.



(10) Includes $222,267 paid to, or on behalf of, Mr. Deasey in connection with his termination of employment on October 3, 1995.


(11) Includes additional compensation paid to Mr. Deasey in the form of Company Common Stock, with a fair market value at the time of grant of $47,750 for 1993 in connection with his commencement of employment.

     The following table sets forth information with respect to grants of stock options for the Executive Officers named in the Summary Compensation Table during 1995 pursuant to the 1983 Stock Option Plan(1). Also shown are hypothetical gains for each option based on assumed rates of annual compound stock price appreciation of five percent and ten percent from the date the options were granted over the full option term.


OPTION GRANTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995

                                                                            POTENTIAL REALIZABLE
                                        INDIVIDUAL GRANTS                          VALUE
                          ---------------------------------------------   AT ASSUMED ANNUAL RATES
                                     % OF TOTAL                                OF STOCK PRICE
                                      OPTIONS                             APPRECIATION FOR OPTION
                                     GRANTED TO    EXERCISE                  TERM (10 YEARS)(2)
                          OPTIONS   EMPLOYEES IN     PRICE     EXPIRATION ------------------------
          NAME            GRANTED   FISCAL YEAR    ($/SHARE)     DATE     5% ANNUAL     10% ANNUAL
------------------------  -------   ------------   ---------   --------   ---------     ----------
Dwight C. Minton........       --          --            --          --         --             --
Robert A. Davies, III...   20,000       20.96       $17.625     1/25/05   $221,684       $561,793
                           20,000       20.96        19.625     7/26/05    246,839        625,542
Mark A. Bilawsky........       --          --            --          --         --             --
James P. Crilly.........   10,000       10.48         18.25     2/02/05    114,772        290,857
Michael J. Kenny........       --          --            --          --         --             --
Dennis M. Moore.........       --          --            --          --         --             --
Anthony P. Deasey.......       --          --            --          --         --             --

---------------
(1) Stock options, under the 1983 Stock Option Plan, are granted to management employees, including Executive Officers, giving optionees the right to purchase shares of Company Common Stock over a ten-year period, subject to a three-year vesting period, at the fair market value per share on the date of grant.

(2) These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company Common Stock and overall market conditions. There can be no assurances that the amounts reflected in this table will be achieved.

     The following table sets forth information for the Company's option plans with respect to stock option exercises by the Executive Officers named in the Summary Compensation Table during 1995, including the aggregate value of gains on the date of exercise. Also shown are the (i) number of shares covered by both exercisable and unexercisable stock options as of December 31, 1995, and (ii) values for in-the-money options which represent the spread between the exercise price of such stock options and the price of Company Common Stock as of December 31, 1995.

                AGGREGATED OPTION EXERCISES FOR THE FISCAL YEAR
                    ENDED DECEMBER 31, 1995 AND OPTION VALUE
                              AT DECEMBER 31, 1995

                                                     NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                           SHARES                           OPTIONS                IN-THE-MONEY OPTIONS
                         ACQUIRED ON    VALUE     ---------------------------   ---------------------------
         NAME             EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------  -----------   --------   -----------   -------------   -----------   -------------
Dwight C. Minton.......     16,800     $162,750     190,232        139,700       $ 409,088       $91,162
Robert A. Davies,
  III..................         --           --          --         40,000              --        17,500
Mark A. Bilawsky.......         --           --      24,300         28,500          49,749        20,350
James P. Crilly........         --           --          --         10,000              --         2,500
Michael J. Kenny.......         --           --      30,300         49,200              --        31,487
Dennis M. Moore........      7,281       40,402      18,900         46,500              --        23,512
Anthony P. Deasey(1)...     20,000      162,600          --             --              --            --

---------------
(1) Mr. Deasey's employment with the Company terminated on October 3, 1995.

     EMPLOYMENT SEVERANCE AGREEMENTS The Company had a policy of entering into Employment Severance Agreements with certain Executive Officers which provided for benefits upon certain terminations of employment within three years after a "Change of Control" (as defined in the agreement).

     Effective December 31, 1995 all Employment Severance Agreements were terminated.

                 COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN

        AMONG COMPANY, S&P 500 INDEX AND THE HOUSEHOLD PRODUCTS INDEX(1)


                                                                     HOUSEHOLD
      MEASUREMENT PERIOD                                              PRODUCTS
    (FISCAL YEAR COVERED)              COMPANY         S&P 500         INDEX
1985                                     64.75           53.81           33.96
1986                                     68.12           63.86           43.26
1987                                     73.15           67.21           49.90
1988                                     64.25           78.37           53.74
1989                                    104.55          103.20           84.14
1990                                    100.00          100.00          100.00
1991                                    171.66          130.47          116.50
1992                                    181.90          140.41          130.51
1993                                    166.97          154.56          145.25
1994                                    108.47          156.60          157.65
1995                                    113.98          215.45          220.67


(1) The Household Products Index consists of Clorox Company, Colgate Palmolive Co., Procter & Gamble and Kimberly Clark.

                  COMPENSATION & ORGANIZATION COMMITTEE REPORT

     The Company's executive compensation program is determined and administered by the Compensation & Organization Committee of the Board of Directors (the "Compensation Committee"), which is composed of Dr. Dixon (Chairman) and Messrs. Baldwin, Beeby, Leggett and Whitney, all of whom are non-employee Directors. The Compensation Committee is responsible for all compensation decisions regarding the Company's Executive Officers, subject to the approval of the Board of Directors(1). Decisions relating to the Chief Executive Officer's compensation are subject to the approval of all the non-employee Directors.

COMPENSATION PHILOSOPHY

     The Company's Mission Statement calls for performance "in the top quarter of American businesses." In order to attain this objective, the Company believes that it must be able to attract, motivate and retain qualified people with the talent, skills and abilities to enable the Company to achieve such results. Accordingly, the Compensation Committee has established a compensation program that is competitive in the markets in which the Company competes for management talent.


     The executive compensation program is comprised of base salary, annual incentive compensation and long-term incentive compensation components. The level of total compensation for Executive Officers (including the Executive Officers named in the foregoing tables) is intended to be comparable to the level of total compensation paid to executives with comparable responsibilities in a peer group of companies identified by the Company, using external surveys, as being competitive for personnel with the Company. From such surveys compensation paid to executives is adjusted to reflect the relative size differences of the companies contained in the group. The peer group is intended to represent a sufficient sample size to enable the Company to get a true reading on executive compensation although it is not necessarily the same companies with which the Company would meaningfully compare its performance in the marketplace. The Compensation Committee generally seeks to maintain annual compensation (base salary and annual incentive compensation) and welfare benefits at an average level, perquisites at a lower than average level, and long-term incentive compensation at a higher than average level, as compared with similar types of compensation paid to executives in the peer group. It should be noted that the incentive compensation component of executive compensation tends to be more performance sensitive, both individual and Company performance, than the other compensation components. The Compensation Committee gives emphasis to long-term incentive compensation in the form of stock options, because such compensation places the Executive Officers of the Company in the same position as long-term stockholders. As a result, business decisions are improved and Executive Officers receive gains that are consistent with those realized by stockholders of the Company.


---------------

(1) With the exception of decisions as to awards granted under certain of the Company's employee benefit plans, which are made solely by the Compensation Committee in order for such plans to satisfy the disinterested administration requirement of Rule 16b-3 under the Securities Exchange Act of 1934.

     The following is a discussion of each of the elements of the Company's executive compensation program, along with a discussion of actions taken by the Compensation Committee with respect to the Chief Executive Officer's compensation.

BASE SALARY

     Base salary for each Executive Officer is determined using two factors: (i) the performance of the individual Executive Officer and (ii) a comparison of such Executive Officer's base salary to that of his/her counterparts in the Company's peer group as shown in the periodic external salary surveys described above. The more important of these two factors is the evaluation of the Executive Officer's performance, including such Executive Officer's level of responsibility, his/her contribution to the achievement of the Company's strategic operating objectives and other performance goals established by the Executive Officer to whom such Executive Officer reports (or for the area or department in which such Executive Officer works). These objectives and goals are specific to both the Company's performance and the individual Executive Officer's performance.

     Among the Company's performance criteria, approved by the Board of Directors and used by the Compensation Committee, in determining base salary are: (i) the Company's financial performance compared with its performance in the prior year, including the Company's overall financial condition, return on equity and amount of sales and (ii) the achievement of the Company's overall business plan including earnings per share for the prior fiscal year. Performance management goals for each Executive Officer (or for the area or department of his/her responsibility) are established by the Executive Officer to whom such Executive Officer reports, the level of achievement of which for the prior year is used by the Compensation Committee in determining the base salary of such Executive Officer. Factors taken into account in determining the individual or group performance goals are: (i) such Executive Officer's ability to develop personnel within the area of his responsibility, (ii) the achievement of quality improvement objectives, and (iii) certain other objectives specific to such Executive Officer's area or department of responsibility. The base salaries paid to Executive Officers in 1995 were based upon the above criteria, including the Company's lackluster financial performance in 1994, compared with the prior year.

     After each Executive Officer's base salary is determined by the Compensation Committee using the foregoing criteria, the Compensation Committee may adjust the base salary of such Executive Officer if the Compensation Committee determines that such salary is not competitive with that of comparable executives in the Company's peer group or for other reasons consistent with the Compensation Committee's policy to attract, motivate and retain qualified Executive Officers. Base salaries paid to Executive Officers in 1995 were primarily at the median level in comparison with the Company's peer group.

ANNUAL INCENTIVE COMPENSATION

     Annual incentive compensation awards for Executive Officers are awarded under the Company's Incentive Compensation Plan and are based on both corporate and individual performance. The size of the aggregate incentive compensation pool, if any, from which individual annual bonuses are paid, is based on an amount of the Company's after-tax profits that may be payable as incentive compensation to participants assuming achievement of the Company's performance targets and average performance by individual participants. The aggregate incentive compensation award pool is either increased or decreased, depending on the percentage by which actual operating earnings per share exceeds or falls short of the target operating earnings per share approved by the Board of Directors for the relevant fiscal year. For each one percent that actual operating earnings per share exceeds the target operating earnings per share, the aggregate award pool is increased by two percent. Conversely, for each one percent that actual operating earnings per share is less than the target operating earnings per share, the aggregate award pool is decreased by four percent.

     After the amount of the aggregate award pool is determined using the foregoing method, each individual Executive Officer's annual incentive compensation is determined by the Compensation Committee using the applicable percentage of base salary for each such Executive Officer. The applicable percentage of base salary is determined in accordance with the Company's Incentive Compensation Plan and ranges from thirty to fifty percent depending on the position and level of the Executive Officer with the Company. The individual bonuses can be higher or lower based on criteria evaluated by the Compensation Committee, including: (i) such Executive Officer's achievement (or contribution to the achievement by such Executive Officer's department or area of responsibility) of personal targets and objectives and (ii) the evaluations and recommendations of the Chief Executive Officer and Human Resources Department as to such Executive Officer's annual incentive compensation. The personal targets and objectives are the same as those described above used by the Compensation Committee in determining such Executive Officer's base salary.

     Additionally, the Compensation Committee may adjust the amount of the incentive compensation award pool and individual incentive compensation awards if, in any given year, unusual or nonrecurring factors affect the operating earnings of the Company in a manner which is not reflective of the actual performance of the Company or Executive Officers for such year.

     The Compensation Committee intends for the incentive compensation awards paid to Executive Officers to be competitive with those paid to comparable executive officers in the Company's peer group. In any particular year the incentive compensation level of each Executive Officer may be higher or lower than that of the peer group executives as a result of such Executive Officer's level of achievement of the specific performance-related goals.


     For 1995, in accordance with the terms of the Incentive Compensation Plan, the aggregate incentive compensation pool was increased by eight percent as a result of operating earnings exceeding target operating earnings by four percent. Additionally, in January 1996, the Compensation Committee reviewed each Executive Officer's performance for 1995 using the criteria discussed above and determined the incentive compensation to be awarded to each Executive Officer for the year. The incentive compensation awarded to each Executive Officer named in the foregoing tables is reflected in the Summary Compensation Table on page
12. The incentive compensation awards paid to Executive Officers for 1995 were substantially at the median level in comparison with the Company's peer group.


LONG-TERM AND OTHER COMPENSATION

     In addition to the base salary and annual incentive compensation components of Executive Officers' compensation, the total compensation for Executive Officers includes a long-term incentive component in the form of stock options granted under the Company's 1983 Stock Option Plan. The Compensation Committee believes that stock ownership encourages management to enhance stockholder value. Stock option grants are intended to motivate and reward Executive Officers and other key management employees for improving the overall financial condition of the Company over a period of time. The 1983 Stock Option Plan is also intended to induce continued employment of key management employees with the Company and, by offering incentives comparable to those offered by the Company's peer group, to enable the Company to compete for, attract and retain skilled management personnel. The Company encourages participants in the plan to hold the shares of Company Common Stock received through the exercise of stock options so that the participants' interest will continue to be aligned with the long-term interests of the stockholders of the Company. The amount of options currently held by Executive Officers is not a factor in determining the amount of stock options to be granted under the Plan.


     Stock options granted to management employees, including Executive Officers, give optionees the right to purchase shares of Company Common Stock over a ten-year period subject to a three-year vesting period, at the fair market value per share on the date of grant. Generally, the number of options granted to an Executive Officer is based on a percentage of the Executive Officer's base salary, determined by the Compensation Committee considering the recommendations of the Human Resources Department, and the market price per share on the date of grant. The determination of such percentage of base salary takes into account the Executive Officer's responsibilities with the Company (i.e., more options are given to employees and executives in higher levels and positions). Options are generally granted on an annual basis to each Executive Officer, and the number of options granted is periodically evaluated to ensure that the Company maintains a compensation program for each Executive Officer in accordance with the Compensation Philosophy discussed on page 17. In May 1994, stock options were granted to the Executive Officers using the foregoing criteria.



     In addition to the aforementioned, on December 21, 1994, the Board of Directors, upon the recommendation of the Compensation Committee, approved the 1994 Incentive Stock Option Plan. The 1994 Incentive Stock Option Plan, which contains substantially similar terms to those terms contained in the 1983 Stock Option Plan, is designed to provide long-term incentives to retain current employees with the requisite skills and abilities to enable the Company to return to the high level of financial performance which has been enjoyed by stockholders in years past. In December 1994, stock options were granted to management employees, including Executive Officers, using the above criteria. As a result of this additional stock option grant in 1994, stock options were not granted to management employees in 1995 under either plan, with the exception of those management employees, including Executive Officers, commencing employment with the Company in 1995. Such stock options to Executive Officers named in the foregoing tables are included in the Option Grant Table on page 14.


     Effective May 26, 1993, the Company adopted, and the Board of Directors approved, the Executive Stock Purchase Plan whereby certain Executive Officers, including each Executive Officer named in the foregoing tables, with the exception of Messrs. Davies and Crilly, purchased 10,000 shares of restricted Company Common Stock at a price of $32.25 per share, the market price on the date of purchase. The objective of the Executive Stock Purchase Plan was, in part, to further align the interests of the plan participants with the long-term interests of stockholders. The Company has the right to repurchase such shares, at fair market value, in the event of such participant's retirement, death, or termination of employment. The transactions were financed by loans to each participant by a financial institution, which were guaranteed by the Company. In addition, the interest accruing on such loans is paid by the Company on behalf of each participant.

     Effective May 25, 1994, the Board of Directors approved an additional purchase by certain Executive Officers, including each Executive Officer named in the foregoing tables, with the exception of Messrs. Davies and Crilly, of 10,000 shares of restricted Company Common Stock each pursuant to the Executive Stock Purchase Plan. The purchases were made at a price of $22.625 per share, the market price on the date of such purchases. These purchases were financed under the same terms and conditions as the initial financing discussed above.


     On September 27, 1995 the Company acquired the loans entered into pursuant to the Executive Stock Purchase Plan, at face value, from the financial institution from which the original loans were obtained. Mr. Davies, upon his election as Chief Executive Officer and President (see below), determined that given the financial circumstances presently facing the Company and each plan participant that the objective of the plan was no longer being met. Accordingly, effective on October 2, 1995 each participant in the plan with the exception of Mr. Minton, transferred 15,000 shares of Company Common Stock, acquired pursuant to the plan, to the Company at a price equal to the fair market value on the date of such transfer. The proceeds of such transaction were used to reduce the respective outstanding loan balance of each such participant. In addition, a portion of each loan balance was forgiven by the Company in an amount equal to the excess of the original purchase price over the fair market value of the stock on the date of such transfer. The Company has further agreed to indemnify each participant, on an after-tax basis, for the income tax impact of the loan forgiveness. The remaining loan balances were satisfied by each participant through personal funds or loans obtained by each participant from a financial institution. Such loans are guaranteed by the Company. Effective December 31, 1995 the Executive Stock Purchase Plan was terminated.



     The Company adopted its Long-Term Performance Plan, effective January 1, 1988, but terminated the plan effective December 31, 1990. Awards granted prior to December 31, 1990, were valued and paid in accordance with the Long-Term Performance Plan. As a result, the foregoing tables indicate that Messrs. Bilawsky and Deasey each received final payments under this plan.



     The Compensation Committee has not adopted a policy regarding Section 162(m) of the Internal Revenue Code as amended by the Omnibus Budget Reconciliation Act, which provides in part for a $1 million annual limitation on the deduction by the Company of compensation paid to any Executive Officer for federal income tax purposes.


     The Internal Revenue Code of 1986, as amended, places maximum limitations on the amount of annual contributions which may be made to tax-qualified retirement plans. Accordingly, the Company has adopted a Deferred Compensation Plan under which contributions are made for the benefit of certain Executive Officers, in such amounts which are determined in accordance with such retirement plans but exceed these limitations.

CHIEF EXECUTIVE OFFICER COMPENSATION


     On October 1, 1995, Mr. Minton retired as the Chief Executive Officer and President of the Company. He continues as Chairman of the Board. Also on such date, Mr. Davies was elected Chief Executive Officer and President. The Compensation Committee evaluates the performance of the Company's Chief Executive Officer, and determines the amount of total compensation, which is subject to approval of the non-employee members of the Company's Board of Directors.


     The Compensation Committee's bases for determining the total compensation for the Chief Executive Officer are substantially the same as discussed above with respect to the Company's Executive Officers. As with the other Executive Officers, the Compensation Committee seeks to maintain the Chief Executive Officer's base salary at a level competitive with chief executive officers of other companies in the Company's peer group, although the Chief Executive Officer's base salary and incentive compensation are more significantly affected by the Company's performance and individual performance in each year.

     Mr. Minton's compensation for 1995, which was substantially at the median level with respect to the Company's peer group, was determined, in part, upon the failure of the Company to achieve its 1994 profit plan. The Compensation Committee also made a judgment as to the quality of the Company's earnings, as well as the overall health of the Company's businesses and the financial condition of the Company. Additionally, the Compensation Committee recognized that Mr. Minton has served as Chief Executive Officer of the Company since 1968 and took into account the length and significance of his service to the Company and the Company's substantial growth and superior performance during this period. Mr. Minton's base salary for 1995 reflected the Company's operating results in 1994.

     Given the Company's financial performance in 1995, Mr. Davies' base salary was set at a level below the median level with respect to the Company's peer group, reflecting the Compensation Committee's desire to place more emphasis on his performance based compensation such as incentive compensation and stock options.

     In January 1996, the Compensation Committee reviewed Mr. Minton's performance for 1995 and determined in its judgment that, because the Company modestly exceeded its target operating earnings per share, and factoring in Mr. Minton's individual rating, Mr. Minton should receive the annual incentive compensation as set forth in the foregoing compensation table. Mr. Minton's incentive compensation as a percentage of base salary for 1995 was approximately forty-six percent or slightly below the target percentage of fifty percent. Mr. Minton did not receive an incentive compensation award for 1994. For 1993 Mr. Minton received a reduced award as a result of the incentive compensation award pool being decreased and Mr. Minton's less than target individual rating. Mr. Minton's incentive compensation award in 1995 places him at the median level in comparison with the Company's peer group.


     Also in January 1996, the Compensation Committee reviewed the performance of Mr. Davies, including the portion of 1995 prior to Mr. Davies assuming the position of Chief Executive Officer, and determined that Mr. Davies should receive the incentive compensation award set forth in the foregoing compensation table. Mr. Davies' incentive compensation as a percentage of base salary for 1995 was approximately sixty-three percent or greater than his target percentage of fifty percent. This reflects the fact that the Company modestly exceeded its target operating earnings in 1995 and the steps implemented by Mr. Davies intended to restore the Company's financial health to levels previously enjoyed by stockholders. Mr. Davies incentive compensation award in 1995 was at the median level in comparison with the Company's peer group.

     Consistent with other Executive Officers of the Company, Mr. Minton did not receive a stock option grant in 1995. Mr. Davies received two stock option grants in 1995, the first in January upon his commencement of employment with the Company and the second in October upon his assuming the position of Chief Executive Officer. These option grants are reflected in the foregoing option grant table.

SUBMITTED BY THE COMPENSATION & ORGANIZATION COMMITTEE OF THE COMPANY'S BOARD OF
DIRECTORS:

Rosina B. Dixon, M.D., Chairman     John D. Leggett, III, Ph.D.
Cyril C. Baldwin, Jr.               John O. Whitney
Robert H. Beeby

TRANSACTIONS WITH MANAGEMENT

     In January 1995 the Company extended demand loans to Dennis M. Moore, Vice President Administration, and Mark A. Bilawsky, Vice President, General Counsel and Secretary, in the amounts of $300,000 and $125,000, respectively, with interest imputed at an annual rate equal to the prime rate plus one percent.

     On August 22, 1995 Mr. Bilawsky repaid his loan in its entirety. Mr. Moore repaid his loan in its entirety on September 5, 1995.

     During 1995, the Company periodically engaged Munson Placement Service, Inc. to provide personnel services. Ronald D. Munson, Vice President International Operations, is the Secretary and forty percent stockholder of the Munson Placement Service, Inc. and his spouse is the President and sixty percent stockholder. In 1995, the Company paid approximately $68,000 to Munson Placement Service, Inc. Such transactions were made in the course of ordinary business practices.

SECURITIES EXCHANGE ACT REPORTS

     Under Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), the Company's Directors, its Executive Officers, and persons holding more than ten percent of the Company Common Stock are required to report their initial ownership of the Company's Common Stock and any changes in such ownership to the Securities and Exchange Commission and the New York Stock Exchange.

     Specific due dates for reports required under Section 16(a) have been established, and the Company is required to report in this Proxy Statement any failure to file by these dates during 1995. To the Company's knowledge, based on information furnished to the Company, all of these filing requirements were satisfied for 1995, except that (i) Mr. Dwight C. Minton, Chairman of the Board, inadvertently filed one late report relating to fourteen transactions in Company Common Stock and (ii) Mr. Gary P. Halker, Vice President, Controller and Chief Information Officer, inadvertently filed one late report relating to one transaction in Company Common Stock. All other reports for Messrs. Minton and Halker were filed timely.

                            PROPOSAL TO APPROVE THE

                           CHURCH & DWIGHT CO., INC.
                        COMPENSATION PLAN FOR DIRECTORS


     The Board of Directors of the Company adopted, on December 13, 1995, the Compensation Plan for Directors (the "Plan") and has directed that it be submitted to stockholders for approval at the Annual Meeting. The primary purpose of the Plan is to attract and retain qualified outside Directors whose services are considered essential to the long-term growth and prosperity of the Company.



     If approved by stockholders, the Plan will be effective January 1, 1996. With the exception of Mr. Minton, only those Directors who are not full-time employees of the Company are eligible to participate in the Plan (the "Participant").



     A copy of the Plan is annexed to this Proxy Statement as Appendix A, and the summary of the Plan, presented below, is qualified by reference to the full text of the Plan.


SUMMARY OF THE PLAN


     The Plan provides for the payment of Director's compensation in the form of Company Common Stock at the end of each calendar year in the year in which such compensation was earned. On the first stock trading day in January the fees to be paid to each Director for the calendar year (see Compensation of Directors discussion on page 10), shall be converted into shares of Company Common Stock, rounded up to the nearest whole share. For example, if a Director is to receive $16,000 for the annual retainer and $1,000 for each Board Meeting attended and the closing price of Company Common Stock on the first trading day in January is $19.375 per share, then the fees, calculated in terms of shares of Company Common Stock, would be 825.8 shares, rounded to 826 shares, for the annual retainer, and 51.6 shares, rounded to 52 shares, for each meeting attended.



     On the first stock trading day following the Company's regularly scheduled Board Meeting in December the compensation earned by each Director, in shares of Company Common Stock, shall be converted into dollars using the closing price of Company Common Stock on such day. Each Participant may elect to receive up to fifty percent of such redetermined compensation in cash, the remainder to be paid in the form of Company Common Stock. The Company Common Stock to be issued and cash compensation to be paid by December 31 of such year.


     The total number of shares of Company Common Stock that may be issued pursuant to the Plan cannot exceed 200,000 shares (adjusted for stock splits, stock dividends and the like).

FEDERAL INCOME TAX TREATMENT

     The Participant shall recognize, as compensation income, an amount equal to the cash compensation received, if any, and the number of shares of Company Common Stock received multiplied by the closing price of the Company Common Stock on the first trading day following the Company's regularly scheduled Board Meeting in December. The Company will be entitled to a deduction for federal income tax purposes in the same amount.

VOTE REQUIRED


     The Board of Directors recommends that Stockholders vote "FOR" the proposed Compensation Plan for Directors.


     The affirmative vote of such number of shares as shall be entitled to cast a majority of the votes represented in person or proxy at the Annual Meeting is required for the approval of the Plan.


                            APPOINTMENT OF AUDITORS


     Upon the recommendation of the Audit Committee of the Board of Directors, the Board appointed Deloitte & Touche as independent auditors for the Company to examine its consolidated financial statements for 1996, and requests that the stockholders approve such appointment. The Board of Directors may review its selection if the appointment is not approved by the stockholders. Deloitte & Touche has served as auditors of the Company since 1969.

     The Company has been informed that neither Deloitte & Touche, nor any member of the firm, has any relationship with the Company or its subsidiaries, other than that arising from such firm's employment as described above. A representative of Deloitte & Touche will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he desires to do so.


                        STOCKHOLDER PROPOSAL REQUESTING

              THE ELECTION OF DIRECTORS ANNUALLY AND NOT BY CLASS

     Mr. John J. Gilbert of 1165 Park Avenue, New York, New York 10128-1210, the beneficial owner of 1,670 shares, has indicated that the following resolution will be introduced at the meeting:

          RESOLVED: That the stockholders of Church & Dwight Co., Inc., assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors their subsequent election shall also be on an annual basis.

          REASONS: Support along the lines we suggest were shown at the last annual meeting when 8.39% or 3,431,830 votes were cast in favor of this proposal (information regarding number of shareholders is unavailable).

     ARCO to its credit, voluntarily ended theirs stating that when a very high percentage (34.6%) desired it to be changed to an annual election it was reason enough for them to change it. Several other companies have also followed suit such as: Pacific Enterprises, Katy Industry, Hanover Direct. A few years ago my resolution on the subject was withdrawn when the Westinghouse directors agreed to end their stagger system. At the recent Lockheed-Martin merger the stagger system was ended and also at a special merger meeting of First Commerce Corporation in 1995. Further, Allegheny Power System tried to put in a stagger system, as well as take away cumulative voting, and the stockholders defeated it, showing stockholders are interested in their rights.

     Because of the normal need to find new directors and because of environmental problems and the avalanche of derivative losses and many groups desiring to have directors who are qualified on the subjects, we think that ending the stagger system of electing directors is the answer. In addition, some recommendations have been made to carry out the CERES 10 points. The 11th, in our opinion, should be to end the stagger system of electing directors and to have cumulative voting.

     Equitable Life Insurance Company, which is now called Equitable Companies, converted from a policy owned company to a public stockholder meeting. Thanks to AXA, the comptrolling French insurance company not wanting it they do not have a staggered board.


     Orange and Rockland Utility Company had a terrible time with the stagger system and its 80% clause to recall a director. The chairman was involved in a scandal effecting the company. Not having enough votes at the meeting to get rid of the chairman, the meeting had to be adjourned. Finally, at the adjourned meeting enough votes were counted to recall him.


     If you agree, please mark your proxy FOR; otherwise it is automatically cast against it, unless you have marked to abstain.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     Similar proposals were submitted to stockholders by Mr. Gilbert at the 1989, 1990, 1994 and 1995 Annual Meeting of Stockholders. In each instance the proposal was overwhelmingly rejected by stockholders. In 1995, 91.7% of the votes were cast against the proposal, including 2.2% abstentions.

     Article FIFTH of the Company's Certificate of Incorporation provides for the Board of Directors to be divided into three classes with the terms of each class expiring in successive years. This provision was submitted to stockholders at the 1980 Annual Meeting of Stockholders, and overwhelmingly approved by more than 97% of the votes cast.

     The Board of Directors continues to believe that electing Directors by classes is in the best interest of the Company's stockholders, since it helps to insure the continuity and stability of Company leadership and Board policy. Because only approximately one-third of the Directors are elected each year (barring death, resignation, or removal of Directors) under the classification system, at any given time more than a majority of the Directors will have been Directors of the Company for at least one year.


     In addition, the classification of the Board makes it more difficult for a stockholder to abruptly change the entire Board of Directors, without the support of the Directors who are in office. This improves the ability of the Board of Directors to act on behalf of the stockholders by encouraging those who might seek to acquire control of the Company, to engage in meaningful arm's-length negotiations with the Company's Board of Directors, to permit the Board of Directors to make informed decisions, after receiving and analyzing all relevant information with respect to any offer, and evaluate economic alternatives to obtain the best possible value for stockholders.


     For these reasons, the Board of Directors believes that the adoption of this proposal would not be in the best interest of stockholders and recommends a vote "AGAINST" this proposal.

     The affirmative vote of such number of shares as shall be entitled to cast a majority of the votes represented in person or proxy at the Annual Meeting is required for approval of this proposal.


STOCKHOLDER PROPOSAL TO DIVERSIFY THE MEMBERS OF THE BOARD OF DIRECTORS.



     The Sisters of Saint Ursula, of 139 South Mill Road, Rhinebeck, New York 12572, the beneficial owners of 2,000 shares, have indicated they will introduce the following resolution at the meeting:



          We believe the employee and board composition of major corporations should reflect the people in the workforce and marketplace of the 21st century if our company is going to remain competitive. Our employees, customers and stockholders are now made up of a greater diversity of backgrounds than ever before. The Department of Labor's 1995 bi-partisan Glass Ceiling Commission report "Good for Business: Making Full Use of the Nation's Human Capital" confirms diversity and inclusiveness in the workplace has a positive impact on the bottomline. A report of Standard and Poor 500 companies provided by Covenant Fund revealed "...firms that succeed in shattering their own glass ceiling racked up stock-market records that were nearly 2 1/2 times better than otherwise comparable companies."


     In 1994 the Investor Responsibility Research center reported inclusiveness at senior management and board levels was only 9% of the fortune 500 companies in a comparable workforce of 57% diversity. The Glass Ceiling Commission reported that companies are selecting from only half of the talent in our workforce. Therefore we urge our corporation to enlarge its search for the best qualified board members by casting a wider net. If we are to be prepared for the 21st century we must learn how to compete in a growing diverse global market place by promoting and selecting the best people regardless of race, gender or their physical challenges. We believe the judgements and perspectives of a diverse board would serve to improve the quality of corporate decision-making.

     Since the board of directors is responsible for representing shareholders' interests in corporate meetings, a growing proportion of stockholders are now attaching value to board inclusiveness. A 1994 Investor Responsibility Research Center Survey revealed 37% of respondents cited board diversity as the influencing factor for supporting votes.

     The Teachers Insurance and Annuity Association and College Retirement Equities Fund, the largest institutional investor in the United States, issued a set of corporate governance guidelines including a call for "diversity of directors by experience, sex, age and race."

     THEREFORE BE IT RESOLVED: shareholders request that the Board of Directors commit our company to report on progress to establish a high-performance and inclusive board which will more adequately assist the shareholders and the company by June 1996. The report will be at reasonable expense and will include:

          1. A statement of policy publicly committing to board inclusiveness with the CEO's steps and timeliness to accomplish this goal.

          2. A report informing the shareholders on the board candidacy process including:

             a. What role the CEO, top management and shareholders currently have in the determination of candidates.

             b. Criteria for board candidate qualifications.

             c. A description of the board candidate selection process.

             d. A description of how board members are selected for board committees.

             e. How we could create a more diverse nominating committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     A similar proposal was submitted to stockholders at last year's Annual Meeting. At such meeting, 95.7% of the votes were cast against the proposal, including 3.7% abstentions.

     The Company's Mission Statement calls for the Company to seek to attain and maintain performance "in the top quarter of American businesses." In order to further the achievement of this objective, the Committee on Directors of the Board, which functions as a nominating committee, seeks to select and recommend qualified persons for nomination as directors based on their individual talents, experience, functional skills and abilities without regard to race, religion, national origin and gender.

     The Board believes that to require the preparation of narrowly-focused reports or the establishment of specific quotas and arbitrary deadlines could impede or limit the selection and nomination process. Rather, the Board believes that the objective of the selection and nomination process should be to produce a pool of qualified candidates with diverse backgrounds that will complement the skills and backgrounds of the other members of the Board.

     The Board believes that the interests of the Company and its stockholders are best served by having a highly qualified and independent Board with diverse backgrounds. The Company has taken appropriate steps to create such a Board. The Board and the Committee on Directors are committed to a selection and nomination process that functions without regard to the race, religion, national origin and gender of potential candidates. The Board believes that this commitment is more meaningful to stockholders and the community at large than the matters requested in the proponent's proposal.

     Accordingly, the Board recommends that stockholders vote "AGAINST" the stockholder proposal relating to diversity of membership on the Board of Directors.

     The affirmative vote of such number of shares as shall be entitled to cast a majority of the votes represented in person or proxy at the Annual Meeting is required for the approval of this proposal.

                                 OTHER BUSINESS

     The Management is not aware of any matters, other than as indicated above, that will be presented for action at the meeting. However, if any other matters properly come before the meeting, it is understood that the persons named in the enclosed form of proxy intend to vote such proxy in accordance with their best judgment on such matters.

     Stockholders' proposals for the 1997 Annual Meeting of Stockholders must be received no later than December 2, 1996, at the executive offices of the Company, 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention:
Secretary, in order to be considered for inclusion in the Company's Proxy Statement for such meeting.


                                 ANNUAL REPORT

     The Annual Report to Stockholders of the Company for 1995, including financial statements, is being furnished, simultaneously with this Proxy Statement, to all stockholders of record as of the close of business on March 11, 1996, the record date for voting at the Annual Meeting.

                                            MARK A. BILAWSKY
                                            Vice President, General Counsel
                                            and Secretary
Princeton, New Jersey
April 1, 1996

                     PROCEDURES FOR DETERMINING CHANGES IN
                  BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

     Effective February 19, 1986, the Restated Certificate of Incorporation of Church & Dwight Co., Inc. (the "Company") was amended (the "Amendment") to provide that, subject to the provisions below, every share of Company Common Stock is entitled to four votes per share if it has been beneficially owned continuously by the same holder (i) for a period of 48 consecutive months preceding the record date for the Stockholders' Meeting; or (ii) since February 19, 1986. All other shares carry one vote.

     In general, the Amendment provides that a change in beneficial ownership of a share of Company Common Stock occurs whenever any change occurs in any person or group who has or shares voting power, investment power or the right to receive sale proceeds with respect to such share.

     In the absence of proof to the contrary, provided in accordance with the procedures referred to below, a change in beneficial ownership shall be deemed to have occurred whenever a share of Company Common Stock is transferred of record into the name of any other person.

     In the case of a share of Company Common Stock held of record in the name of a corporation, partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, or in any other name except a natural person, there shall be presumed to have been a change in beneficial ownership in such share within the 48 months preceding the record date, unless it has been established to the contrary pursuant to such procedures.

     There are several exceptions and qualifications to the terms of the Amendment described above, including, but not limited to, a change in beneficial ownership as a result of a gift or inheritance. For a copy of the complete Amendment, please contact the Company at 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attn: Secretary.

     Stockholders who hold their Shares in "street name" or through any other method specified above are required to submit proof of continued beneficial ownership to the Company in order to be entitled to four votes per share. Such proof must consist of a written certification by the record owner that there has been no change in beneficial ownership (as defined in the Amendment) during the relevant period. The required form for this certification will be the completion of the section provided on the proxy card which indicates the number of one-vote shares, four-vote shares and total number of votes. The Company reserves the right, however, to require evidence in addition to the certification in situations where it reasonably believes an unreported change may have occurred. Proof (including certifications) will be accepted only if it is received by the Company at least five days before the date for the Stockholders' Meeting.

     The Company will notify stockholders of record who are natural persons, in advance of a Stockholders' Meeting, of the Company's determination as to the number of shares for which they are entitled to four votes per share and the number of shares for which they are entitled to one vote per share. This determination will be shown on the proxy cards for such stockholders. Stockholders of record who disagree with such determination may certify that no change in beneficial ownership has occurred during the relevant period, by following the same procedure set out in the previous paragraph for other stockholders, with the same reserved right of the Company to require additional evidence.

                           CHURCH & DWIGHT CO., INC.

                         Stockholder Certification Form

                                    for the
                         Annual Meeting of Stockholders
                                       on
                                  May 9, 1996

                    USE ONLY IF YOU CLAIM MORE VOTING RIGHTS
                       THAN INDICATED ON YOUR PROXY CARD.

The Undersigned certifies that:

     1. Of the        shares of the Company's Common Stock held of record by the
Undersigned on March 11, 1996,        shares have been beneficially owned
continuously by the same person for 48 consecutive months preceding the record date; and


     2. (Applicable only to stockholders who are natural persons) -- the following is a statement supporting why the Undersigned disagrees with the Company's determination of the voting power (as shown on the proxy card) to which the Undersigned is entitled in connection with the Annual Meeting:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                            Dated:

                                                Signature of Stockholder(s)

Please sign exactly as your name appears on the proxy card for the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

The certification should be returned to:

                                            Church & Dwight Co., Inc.
                                            469 North Harrison Street
                                            Princeton, New Jersey 08543-5297
                                            Attention: Secretary

                                   APPENDIX A
                           CHURCH & DWIGHT CO., INC.
                        COMPENSATION PLAN FOR DIRECTORS

     1. PURPOSE: Church & Dwight Co., Inc. (the "Company") is facing rapid changes in its markets and increasing complexity of its operations. The purpose of the Compensation Plan for Directors (the "Plan") is to provide a program which will enable the Company to attract and retain well-qualified persons for service as members of the Company's Board of Directors and in so doing, more closely align the interests of the Directors with those of the stockholders through the ownership of Common Stock of the Company, par value $1.00 per share (the "Common Stock"), by Directors. The Plan is intended to encourage long-term ownership in the Company. An aggregate of 200,000 shares of Common Stock is reserved for issuance under the Plan. Such shares may be authorized and unissued shares or treasury shares.

     2. EFFECTIVE DATE: The Plan was adopted by the Board of Directors of the Company (the "Board") on December 13, 1995, and shall be effective as of January 1, 1996 (the "Effective Date"), subject to the approval of the Plan by the stockholders of the Company at the Annual Meeting of Stockholders on May 9, 1996.

     3. ELIGIBILITY: All Directors of the Company who are not full-time employees of the Company are eligible to participate in the Plan (the "Participants").

     4. DETERMINATION OF FEES: In December of each year, the Board of Directors, pursuant to authority granted under Article III, Section 6 of the Company's By-Laws, will establish Directors compensation for the next calendar year (the "Compensation Year"), both as to the annual retainer and meeting fees for regularly scheduled Board of Directors meetings and meetings of Committees of the Board.

     5. DETERMINATION OF COMPENSATION IN COMMON STOCK: Beginning with the Compensation Year commencing on the Effective Date and for each Compensation Year thereafter, all fees paid to each Director for such Compensation Year, including the annual retainer and all meeting fees, shall be calculated in shares of Common Stock. This calculation shall be made by dividing each of such fees by the closing price for a share of Common Stock as reported on the New York Stock Exchange on the first trading day in January of such Compensation Year. For the purpose of this calculation, fractional shares shall be counted as whole shares. (For example if the fees for a Director, as determined in Section 4, are $16,000 for the annual retainer and $1,000 for each meeting attended, and the closing price of Common Stock on the first trading day in January is $19.375 per share, then the fees, calculated in terms of shares of Common Stock, would be 825.8 shares, rounded to 826 shares, for the annual retainer, and 51.6 shares, rounded to 52 shares, for each meeting attended.)

     6. CASH OPTION, ISSUANCE OF COMMON STOCK: On the first trading day following the Board's regularly scheduled meeting in December of each Compensation Year, the compensation earned by each Participant, including any Director who became a member of the Board during the Compensation Year, shall be converted into dollars by multiplying the number of shares of Common Stock earned by each Participant during the Compensation Year by the closing price of Common Stock as reported in the New York Stock Exchange on such date (the "Redetermined Compensation"). Each Participant may elect to receive up to fifty percent (50%) of the Redetermined Compensation in cash by providing written notice of such election to the Company's Secretary. Such notice must be received not later than five (5) calendar days following the December meeting of the Board. In the event notice is not received by the Secretary by such date then the Participant shall receive his/her compensation entirely in Common Stock. The Redetermined Compensation less the amount elected to be received in cash shall be paid to the Participant in the form of Common Stock using the closing price as described above. The number of shares of Common Stock to be issued must be a whole number, therefore, the amount of cash to be distributed will be adjusted accordingly. The shares of Common Stock and cash compensation, if any, shall be remitted to each Participant by December 31 of the Compensation Year.

     7. RIGHTS NOT TRANSFERABLE: The rights of a Participant under the Plan are not transferable by a Participant other than pursuant to the laws of descent and distribution as provided herein.

     8. ADMINISTRATION: The Plan shall be administered, and the provisions interpreted, by a committee of at least three persons (all of whom shall be persons not eligible to participate in the Plan and thereby disinterested) having full authority to act (the "Committee"). The members of the Committee shall be the Chief Executive Officer, the Vice President Finance and the Secretary of the Company. The Committee shall record its proceedings under the Plan.

     9. AMENDMENT OF THE PLAN: The Board of Directors of the Company may, at any time, or from time to time, change or amend this Plan, as it deems advisable; provided, however, no amendment to the Plan shall be made without approval of the Company's stockholders if the effect of such amendment would be to (a) increase the number of shares reserved for issuance hereunder; (b) change the requirements for eligibility hereunder or (c) materially modify the method for determining the number of shares to be granted hereunder.

     10. TERMINATION OF THE PLAN: This Plan may be terminated at any time, at the discretion of the Board.

     11. GOVERNING LAW: This Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of Delaware.

Church &
Dwight Co., Inc.

1996

                                                                       NOTICE OF
                                                                  ANNUAL MEETING
                                                                 OF STOCKHOLDERS
                                                                             AND
                                                                 PROXY STATEMENT

                                                                    MEETING DATE
                                                                     MAY 9, 1996

Church & Dwight Co., Inc.
469 North Harrison Street
Princeton, New Jersey 08543-5297                 Consumer and Specialty Products

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                           CHURCH & DWIGHT CO., INC.
             469 NORTH HARRISON STREET, PRINCETON, N.J. 08543-5297

     The Undersigned, having received the Notice of Meeting and Proxy Statement dated April 1, 1996, hereby appoints ROSINA B. DIXON, M.D., JOHN D. LEGGETT, III, Ph.D. and DWIGHT C. MINTON, and each of them, proxies, each with power to appoint his/her substitute, to vote all shares of stock which the Undersigned is entitled to vote at the Annual Meeting of Stockholders of Church & Dwight Co., Inc. to be held on Thursday, the 9th day of May, 1996 at THE ASIA SOCIETY, 725 Park Avenue, New York, New York, at 11:00 a.m., and at all adjournments thereof, upon such matters as may properly come before the meeting and the following items as set forth in the Notice of Meeting and Proxy
     Statement:

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

P    1. Election of Nominees for Directors as listed below (except as marked to the contrary below).
R
        FOR / /       WITHHOLD AUTHORITY / /
O
        Nominees: Cyril C. Baldwin, Jr., William R. Becklean, Rosina B.
X       Dixon, M.D. and Dean P. Phypers.

Y INSTRUCTION: To withhold authority to vote for any nominee(s), print such nominee's name(s) in the space provided below.

        --------------------------------------------------------------------

     2. Approval of the Compensation Plan for Directors.

        FOR / /                   AGAINST / /                   ABSTAIN / /

     3. Approval of appointment of Deloitte & Touche as independent auditors of the Company's 1996 financial statements.

        FOR / /                   AGAINST / /                   ABSTAIN / /

==============================================================================

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 4 AND 5.

     4. A Stockholder proposal relating to the election of Directors annually and not by class.

        FOR / /                   AGAINST / /                   ABSTAIN / /

     5. A Stockholder proposal requesting a program to diversify the members of the Board.

        FOR / /                   AGAINST / /                   ABSTAIN / /

==============================================================================

      IF NO CONTRARY INSTRUCTION IS GIVEN, THIS PROXY WILL BE VOTED FOR
                 ITEMS 1, 2 AND 3; AND AGAINST ITEMS 4 AND 5.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS
                      AND FOR APPROVAL OF ITEMS 2 AND 3.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 4 AND 5

                                                (continued on reverse side)

              6. Transaction of such other business as may properly be
                 brought before the meeting or any adjournments thereof.

                 Your vote is important. If you own shares which are entitled to four votes per share, you must indicate this below in the space provided, or it will be assumed that your shares will be entitled to one vote each. Please provide the total number of one-vote shares, the total number of four-vote shares and the total number of votes in the spaces below.

                                   Dated                             , 1996
                                         ----------------------------

                                   Signature
                                             -------------------------------

                                   Signature
                                            ---------------------------------

                                   TOTAL One-Vote Shares          x 1
                                                         ---------    -------

                                   TOTAL Four-Vote Shares         x 4
                                                          --------    -------

                                             TOTAL NUMBER OF VOTES    -------

                                   Please sign exactly as name appears hereon.

                                   Where shares are held jointly, each holder should sign. Executors, administrators, trustees and others signing in a representative capacity should so indicate. If a signer is a corporation, please sign the full corporate name by an authorized officer.

    PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.